UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6
5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on a Form 8-K filed on June 25, 2008, Cott Corporation (the “Company”) will terminate Abilio Gonzalez, the Company’s Chief People Officer, without cause. The terms of Mr. Gonzalez’s departure had not been determined and were not available at the time of that filing. The Company and Mr. Gonzalez executed a termination letter agreement on August 13, 2008, and the Company is hereby amending the previously filed Form 8-K to include a description of the terms of that agreement.

The effective date of the termination will be August 23, 2008 (the “Termination Date”).

In connection with his termination without cause and consistent with the terms of the Company’s Amended and Restated Retention, Severance and Non-Competition Plan described in the Company’s Current Report on Form 8-K filed on May 17, 2007, as amended and restated as described in the Company’s Current Report on Form 8-K filed on June 29, 2007 (the “Retention Plan”), Mr. Gonzalez will receive a cash payment equal to twice the sum of his annual base salary, annual car allowance, and annual bonus at target for 2008. He will also be entitled to be paid accrued salary and vacation pay to the Termination Date, a lump sum payment of a pro rata 2008 bonus at target, and a buyout of his 2008 annual medical assessment, all subject to applicable withholdings.

These payments will result in aggregate payments of $1,908,667 to Mr. Gonzalez in connection with his termination. Mr. Gonzalez’s participation in the Company’s Performance Share Unit (“PSU”) Plan will cease on the Termination Date; he will remain eligible to receive payment based on a prorated portion of PSUs previously granted to him should the Company achieve specified performance goals by the end of the applicable performance cycle. Mr. Gonzalez will be eligible to withdraw the portion of his 2007 bonus that he deferred into the Company’s Executive Incentive Share Purchase Plan, less applicable taxes. He will continue to participate in the Company’s benefits plans for up to two years unless he elects a buyout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: August 18, 2008	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer